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                                                                EXHIBIT 17(b)



                     AMENDMENT NO 2 TO ACQUISITION AGREEMENT

         Amendment No. 2, dated as of December 4, 1997 (the "Amendment") to the Acquisition Agreement, dated as of September 10, 1997 (the "Agreement"), among Dr. Hanoch Shalit ("Shalit") and Imatec, Ltd., a Delaware corporation with offices at 150 East 58th Street, New York, New York 10155 ("Imatec").

         WHEREAS, on February 13, 1998, the Board of Directors of Imatec unanimously agreed to terminate the Agreement; and

         WHEREAS, Shalit also desires to terminate the Agreement;

         NOW, THEREFORE, Imatec and Shalit agree as follows:

         1. The Agreement shall be terminated effective December 4, 1997 pursuant to Section 4.03(a) thereof.

         2. Miscellaneous. (a) This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which when taken together shall constitute one agreement.

         (b) This Amendment shall be governed by the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

         (c) The Agreement, as supplemented and amended by this Amendment and all other amendments supplemental thereto, is in all respects ratified and confirmed, and the Agreement, this Amendment and all amendments supplemental thereto shall be read, taken and construed as one and the same instrument.



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         (d) In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 2 to the Acquisition Agreement as of the date first written above.

                                            DR. HANOCH SHALIT


                                            /s/ Dr. Hanoch Shalit
                                            ----------------------------------





                                            IMATEC, LTD



                                        By: /s/ Neal Factor
                                           -----------------------------------
                                            Neal Factor, Director



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